Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Cryo-Cell International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Senior Notes	Rule 457(o)	N/A	N/A	$23,000,000	$92.70 per $1,000,000	$2,132.10
	Total Offering Amounts					$23,000,000		$2,132.10
	Total Fee Offsets					$0.00		$0.00
	Net Fee Due							$2,132.10

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes up to $3,000,000 in aggregate principal amount of additional Notes which may be issued upon the exercise of a 30-day option granted to the underwriters.